Exhibit (h)(xxxv)

AMENDED AND RESTATED

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of the 26th of December, 2018, as amended and restated as of January 28, 2021 and January 28,2022, by and between Gotham Asset Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf the Gotham ESG Large Value Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), and brokerage commissions, do not exceed the levels described below; and,

WHEREAS, effective January 31, 2021, the Adviser extended the term of this Agreement for an additional one year period ended January 31, 2022; and

WHEREAS, effective January 31, 2022, the Adviser desires to extend the term of this Agreement for an additional one year period ending January 31, 2023.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that from the commencement of operations of the Fund through January 31, 2023, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, (excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, interest, extraordinary items, “Acquired Fund Fees and Expenses,” and brokerage commissions) do not exceed (on an annual basis) 0.75%, as a percentage of the Fund’s average daily net assets.

Term. This Agreement shall terminate on January 31, 2023, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of January 28, 2022.

Gotham Asset Management, LLC

By:	/s/ Louis LaRocca
Name:	Louis LaRocca
Title:	General Counsel & CCO

FundVantage Trust, on behalf of
Gotham ESG Large Value Fund

By:	/s/ Joel Weiss
Name:	Joel L. Weiss
Title:	President

[Signature Page to Amended and Restated Expense Limitation/Reimbursement Agreement]